April 12, 2012
Report of Independent Auditors
To the Management of
Alexion Pharmaceuticals, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders’ deficit and cash flows present fairly, in all material respects, the financial position of Enobia Pharma Corp. (a development stage company) and its subsidiary at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011 and, cumulatively, for the period from November 28, 1997 (date of inception) to December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

_____________________________
1 Chartered accountant auditor permit No. 15492

PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., Chartered Accountants
1250 René-Lévesque Boulevard West, Suite 2800, Montréal, Quebec, Canada H3B 2G4
T: +1 514 205 5000, F: +1 514 876 1502
“PwC” refers to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an Ontario limited liability partnership.

Enobia Pharma Corp.
(A Development Stage Company)

Consolidated Balance Sheets

(in U.S. dollars)	December 31,	December 31,
	2010	2011
Assets
Current assets:
Cash and cash equivalents	$14,544,643	$20,685,171
Short-term investments	201,080	443,140
Refundable investment tax credits, net	1,492,333	3,445,147
Prepaid expenses and other current assets	2,258,546	3,815,507
Total current assets	18,496,602	28,388,965
Property and equipment, net	682,173	1,237,585
Intangible assets, net	269,478	229,659
Deferred financing costs, net	—	421,057
Total assets	$19,448,253	$30,277,266

Liabilities, Redeemable Convertible Preferred Stock and Shareholders' Deficit
Current liabilities:
Accounts payable	$2,514,697	$1,493,147
Accrued expenses and other current liabilities	1,733,060	6,541,337
Current portion of long-term debt	8,637	1,224,377
Total current liabilities	4,256,394	9,258,861
Deferred rent	272,187	268,471
Long-term debt	46,613	8,823,083
Fair value of preferred stock conversion features	51,679,662	440,822,960
Total liabilities	56,254,856	459,173,375

Commitments and contingencies (Note 10)

Series B redeemable convertible preferred stock, $0.001 par value, 43,351,351 shares authorized, issued and outstanding as of December 31, 2010 and 2011 (aggregate liquidation preference of $48.2 million and $50.2 million as of December 31, 2010 and 2011, respectively).	32,030,461	48,643,308
Series C redeemable convertible preferred stock, $0.001 par value, 65,274,151 shares and 126,591,473 shares authorized as of December 31, 2010 and 2011, respectively; 65,274,150 shares and 98,031,774 shares issued and outstanding as of December 31, 2010 and 2011, respectively, (aggregate liquidation preference of $53.2 million and $83.6 million as of December 31, 2010 and 2011, respectively).	25,416,259	81,109,629

Shareholders' deficit:
Series A convertible preferred stock, $0.001 par value, 7,450,772 shares and 6,918,574 shares authorized as of December 31, 2010 and 2011, 6,918,574 shares issued and outstanding as of December 31, 2010 and 2011 (aggregate liquidation preference of $8.4 million as of December 31, 2010 and 2011).	8,406,940	8,406,940
Common stock, $0.001 par value, 135,000,000 shares and 205,000,000 shares authorized as of December 31, 2010 and 2011, respectively; 2,416,943 shares and 9,300,281 shares issued and outstanding as of December 31, 2010 and 2011, respectively.	2,417	9,300
Additional paid-in capital	—	25,511,633
Deficit accumulated during development stage	(100,330,154)	(590,244,393)
Accumulated other comprehensive loss	(2,332,526)	(2,332,526)

Total shareholders' deficit	(94,253,323)	(558,649,046)
Total liabilities, redeemable convertible preferred stock and shareholders' deficit	$19,448,253	$30,277,266

See accompanying notes to consolidated financial statements.

Enobia Pharma Corp.
(A Development Stage Company)

Consolidated Statements of Operations

				Period from
				November 28, 1997
				(Date of Inception)
	Years Ended December 31,			to December 31,
(in U.S. dollars)	2009	2010	2011	2011

Operating expenses:
Research and development, net of refundable investment tax credits	$18,366,848	$27,804,188	$34,918,894	$108,192,224
General and administrative	3,425,510	4,560,956	15,333,746	32,239,821

Loss from operations	(21,792,358)	(32,365,144)	(50,252,640)	(140,432,045)

Other expense (income):
Interest expense	—	—	299,555	562,566
Other expense	20,306	39,751	124,488	219,399
Interest income	(75,305)	(49,560)	(71,399)	(1,140,850)
Change in fair value of warrant liability	—	—	—	(748,787)
Loss (gain) on short-term investments	23,503	—	—	(38,866)
Foreign exchange loss (gain)	(159,687)	21,635	(21,860)	82,594
Change in fair value of preferred stock tranche rights	781,846	11,502,289	54,422,513	70,373,455
Change in fair value of preferred stock conversion features	(3,133,878)	(21,813,814)	374,193,236	351,758,285

Loss before provision for income taxes	(19,249,143)	(22,065,445)	(479,199,173)	(561,499,841)
Provision for income taxes	—	—	235,104	235,104

Net loss	$(19,249,143)	$(22,065,445)	$(479,434,277)	$(561,734,945)

See accompanying notes to consolidated financial statements.

Enobia Pharma Corp.
(A Development Stage Company)

Consolidated Statements of Shareholders' Deficit
Period from November 28, 1997 (Date of Inception) to December 31, 2011

							Deficit
							Accumulated	Accumulated
	Convertible						during	Other	Total
	Preferred Stock			Common Stock			Development	Comprehensive	Shareholders'
(in U.S. dollars, except share amounts)	Shares	Par	APIC	Shares	Par	APIC	Stage	Income (Loss)	Deficit
Balance as of November 28, 1997 (date of inception)	—	$—	$—	—	$—	$—	—	—	—
Issuance of shares of Class A common stock	—	—	—	281,200	—	70	—	—	70
Issuance of shares of Class A common stock upon exercise of options	—	—	—	100,000	9	211,529	—	—	211,538
Issuance of shares of Class A common stock in exchange for licenses	—	—	—	33,800	—	116,407	—	—	116,407
Reclassification of shares of Class A common stock	—	—	—	(405,000)	—	(327,077)	—	—	(327,077)
Conversion of shares of Class A common stock into shares of Class 1 common stock	—	—	—	405,000	—	425,580	—	—	425,580
Conversion of shares of Class B and C preferred stock into shares of Class 2 common stock	—	—	—	1,371,140	—	9,851,214	—	—	9,851,214
Issuance of shares of Class 1 common stock in exchange for licenses and patents	—	—	—	36,330	—	258,356	—	—	258,356
Issuance of shares of Class 1 common stock in exchange for corporate salaries	—	—	—	75,500	—	11,800	—	—	11,800
Reclassification of shares of Series A preferred stock, Series A1 and A2	6,918,574	—	8,406,940	—	—	—	—	—	8,406,940
Reclassification of Series A preferred stock warrants	—	—	—	—	—	43,233	—	—	43,233
Excess of price paid on shares of Class 1 common stock redeemed for cancellation	—	—	—	(68,190)	—	(193,644)	—	—	(193,644)
Accretion of redeemable convertible preferred stock	—	—	—	—	—	(5,380,184)	(2,426,217)	—	(7,806,401)
Stock-based compensation expense	—	—	—	—	—	268,683	—	—	268,683
Exchange of shares and warrants	—	6,919	(6,919)	—	1,820	(1,820)	—	—	—
Comprehensive loss:
Translation adjustment	—	—	—	—	—	—	—	2,067,790	2,067,790
Net loss	—	—	—	—	—	—	(40,986,080)	—	(40,986,080)
Total comprehensive loss	—	—	—	—	—	—	—	—	(38,918,290)

Balance as of December 31, 2008	6,918,574	6,919	8,400,021	1,829,780	1,829	5,284,147	(43,412,297)	2,067,790	(27,651,591)
Stock-based compensation expense	—	—	—	—	—	208,375	—	—	208,375
Issuance of common stock upon exercise of stock options	—	—	—	248,562	249	22,491	—	—	22,740
Accretion of redeemable convertible preferred stock	—	—	—	—	—	(5,515,013)	(721,428)	—	(6,236,441)
Foreign exchange adjustment—redeemable convertible preferred stock	—	—	—	—	—	—	(465,310)	—	(465,310)
Comprehensive loss:
Translation adjustment	—	—	—	—	—	—	—	(4,400,316)	(4,400,316)
Net loss	—	—	—	—	—	—	(19,249,143)	—	(19,249,143)
Total comprehensive loss	—	—	—	—	—	—	—	—	(23,649,459)

Balance as of December 31, 2009	6,918,574	6,919	8,400,021	2,078,342	2,078	—	(63,848,178)	(2,332,526)	(57,771,686)
Stock-based compensation expense	—	—	—	—	—	435,918	—	—	435,918
Issuance of common stock upon exercise of stock options	—	—	—	338,172	338	43,458	—	—	43,796
Issuance of common stock upon exercise of warrants	—	—	—	429	1	1,066	—	—	1,067
Accretion of redeemable convertible preferred stock	—	—	—	—	—	(480,442)	(12,862,910)	—	(13,343,352)
Foreign exchange adjustment—redeemable convertible preferred stock	—	—	—	—	—	—	(1,553,621)	—	(1,553,621)
Comprehensive loss:
Net loss	—	—	—	—	—	—	(22,065,445)	—	(22,065,445)
Total comprehensive loss	—	—	—	—	—	—	—	—	(22,065,445)

Balance as of December 31, 2010	6,918,574	6,919	8,400,021	2,416,943	2,417	—	(100,330,154)	(2,332,526)	(94,253,323)
Stock-based compensation expense	—	—	—	—	—	3,415,392	—	—	3,415,392
Issuance of common stock upon exercise of stock options	—	—	—	21,333	21	6,487	—	—	6,508
Issuance of common stock, net of issuance costs	—	—	—	6,862,005	6,862	19,280,832	—	—	19,287,694
Cancellation of redeemable convertible preferred stock tranche rights	—	—	—	—	—	54,990,644	—	—	54,990,644
Issuance of warrants	—	—	—	—	—	225,725	—	—	225,725
Accretion of redeemable convertible preferred stock	—	—	—	—	—	(52,407,447)	(11,832,226)	—	(64,239,673)
Foreign exchange adjustment—redeemable convertible preferred stock	—	—	—	—	—	—	1,352,264	—	1,352,264
Comprehensive loss:
Net loss	—	—	—	—	—	—	(479,434,277)	—	(479,434,277)
Total comprehensive loss	—	—	—	—	—	—	—	—	(479,434,277)

Balance as of December 31, 2011	6,918,574	$6,919	$8,400,021	9,300,281	$9,300	$25,511,633	$(590,244,393)	$(2,332,526)	$(558,649,046)

See accompanying notes to consolidated financial statements.

Enobia Pharma Corp.
(A Development Stage Company)

Consolidated Statements of Cash Flows

				Period from
				November 28, 1997
				(Date of Inception)
	Years Ended December 31,			to December 31,
(in U.S. dollars)	2009	2010	2011	2011
Cash flows from operating activities:
Net loss	$(19,249,143)	$(22,065,445)	$(479,434,277)	$(561,734,945)
Adjustments to reconcile net loss to net cash used in operating activities
Change in fair value of preferred stock tranche rights	781,846	11,502,289	54,422,513	70,373,455
Change in fair value of preferred stock conversion features	(3,133,878)	(21,813,814)	374,193,236	351,758,285
Depreciation and amortization	262,597	266,733	381,204	2,977,670
Amortization of deferred financing costs	—	—	103,054	109,145
Stock-based compensation expense	208,375	435,918	3,415,392	4,232,080
Unrealized foreign exchange loss (gain)	(458,543)	9,593	—	(448,950)
Loss (gain) on short-term investments	23,503	—	—	(38,866)
Loss on disposal of property and equipment	—	5,038	—	31,049
Non-cash interest expense	—	—	—	89,748
Revaluation of warrants	—	—	—	(748,787)
Changes in operating assets and liabilities
Refundable investment tax credits	(980,343)	1,404,177	(1,952,814)	(2,959,733)
Prepaid expenses and other current assets	145,421	(1,913,471)	(1,556,961)	(3,724,595)
Accounts payable	2,249,860	(351,411)	(1,144,521)	1,150,610
Accrued expenses and other liabilities	387,202	(227,465)	4,714,965	6,582,184
Other	(2,885)	—	—	(71)
Net cash used in operating activities	(19,765,988)	(32,747,858)	(46,858,209)	(132,351,721)
Cash flows from investing activities:
Purchases of property and equipment	(80,071)	(352,932)	(684,230)	(3,265,013)
Purchases of intangible assets	—	(250,000)	—	(499,436)
Purchases of short-term investments	(31,236,659)	(58,355)	(242,060)	(82,796,334)
Sales and maturities of short-term investments	37,255,679	1,068,489	—	82,657,119
Proceeds from disposal of property and equipment	—	—	—	19,774
Proceeds from collection of receivables related to acquired licenses and patents	—	—	—	354,811
Net cash provided by (used in) investing activities	5,938,949	407,202	(926,290)	(3,529,079)
Cash flows from financing activities:
Proceeds from the issuance of shares of preferred stock, net of issuance costs	24,797,860	34,882,449	24,937,001	125,892,855
Proceeds from issuance of shares of common stock, net of issuance costs			19,287,694	19,498,294
Increase in long-term debt	—	—	10,000,000	10,308,254
Payment of debt issue costs			(298,386)	(298,386)
Proceeds from exercise of stock options	22,491	43,796	6,508	73,805
Proceeds from exercise of common stock warrants	—	1,067	—	1,067
Repayment of long-term debt	—	—	(7,790)	(540,659)
Increase in bank loans	—	—	—	532,216
Repayment of bank loans	—	—	—	(532,216)
Increase in demand loans	—	—	—	1,104,460
Repayment of demand loans	—	—	—	(142,800)
Repurchase of common shares	—	—	—	(195,325)
Net cash provided by financing activities	24,820,351	34,927,312	53,925,027	155,701,565
Effect of change in exchange rates on cash and cash equivalents	746,751	—	—	864,406
Net increase in cash and cash equivalents	11,740,063	2,586,656	6,140,528	20,685,171
Cash and cash equivalents, beginning of period	217,924	11,957,987	14,544,643	—
Cash and cash equivalents, end of period	$11,957,987	$14,544,643	$20,685,171	$20,685,171
Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—	$97,968	$271,232
Cash paid for income taxes	—	—	17,332	17,332
Supplemental disclosure of non-cash investing and financing activities:
Acquisition of property and equipment under capital lease obligations	$—	$55,480	$—	$234,910
Issuance of common stock in exchange for licenses	—	—	—	116,407
Conversion of demand notes into preferred stock	—	—	—	993,211
Conversion of preferred stock into common stock	—	—	—	9,851,214
Accretion of redeemable convertible preferred stock	6,236,441	13,343,352	64,239,673	91,625,867
Reclassification of warrant liability to additional paid-in capital	—	—	—	43,233
Issuance of Class 1 common stock in exchange for licenses and patents	—	—	—	258,356
Issuance of warrants to purchase common stock in connection with the issuance of long-term debt	—	—	225,725	225,725
Cancellation of redeemable convertible preferred stock tranche rights	—	—	54,990,644	54,990,644
Property and equipment purchases in accounts payable and accrued expenses and other current liabilities	—	—	212,565	212,565

See accompanying notes to consolidated financial statements.

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

1. Organization and Description of Business

Enobia Pharma Corp. was incorporated on August 24, 2007 under the provisions of the General Corporation Law of the State of Delaware. On August 30, 2007, Enobia Pharma Corp. acquired all the outstanding shares of common stock and shares of Series A redeemable convertible preferred stock (the “Series A Preferred Stock”) of Enobia Pharma Inc., which was originally incorporated as BioMep Inc. on November 28, 1997 under the Canada Business Corporations Act. As part of this transaction, all shareholders of Enobia Pharma Inc. agreed to exchange rights, title and interest in the share capital of Enobia Pharma Inc. for equivalent rights, title and interest, except for Series A preferred stock, which ceased to be redeemable, in the share capital of Enobia Pharma Corp., which issued new shares to the shareholders pursuant to a share and warrant exchange agreement (the “Share and Warrant Agreement”). The transaction was accounted for as a capital reorganization as prior to the transaction Enobia Pharma Corp. was inactive.

As part of the Share and Warrant Agreement, (i) one share of Series A convertible preferred stock of Enobia Pharma Corp. was issued in exchange for each share of Series A Preferred Stock (Series A1 and Series A2) of Enobia Pharma Inc., (ii) each common share of Enobia Pharma Inc. was exchanged for one share of common stock of Enobia Pharma Corp., (iii) Enobia Pharma Corp. granted stock options to the holders of stock options in the Enobia Pharma Inc. plan in replacement of the stock options cancelled following the termination of that plan, and (iv) Enobia Pharma Corp. issued replacement warrants for all warrants that had been previously issued by Enobia Pharma Inc. (see Notes 8 and 9).

On December 28, 2011, Enobia Pharma Corp. signed a definitive agreement and plan of merger (the “Merger Agreement”) with Alexion Pharmaceuticals, Inc. (“Alexion”) and EMRD Corporation (“EMRD”), a wholly-owned subsidiary of Alexion, pursuant to which EMRD would be merged with and into Enobia Pharma Corp. resulting in Alexion owning 100% of the capital stock of the Company (the “Merger”). The Merger was completed on February 7, 2012 (see Note 14).

Development-Stage Risks and Liquidity

Enobia Pharma Corp. and its wholly owned subsidiary, Enobia Pharma Inc., (together, the “Company”) is a developmental stage biotechnology company based in Montréal, Canada, and Cambridge, Massachusetts, focused on developing therapies to treat rare bone disorders for which there are no approved treatments. In February 2011, Enobia Belgium SPRL was formed as a direct wholly owned subsidiary of Enobia Pharma Inc. The purpose of this entity is to establish a presence in Europe to support the Company’s marketing activities. The Company’s activities since inception have consisted principally of performing research and development activities, acquiring product and technology rights and raising capital. Accordingly, the Company is considered to be in the development stage as defined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915, Development Stage Entities.

Since inception, the Company has incurred significant losses from operations and expects losses to continue for the foreseeable future during its development phase. During the year ended December 31, 2011, the Company incurred a net loss of $479.4 million and had negative cash flows from operating activities of $46.9 million. In addition, the Company has incurred operating losses since inception and has a deficit accumulated during development stage of $590.2 million as of December 31, 2011.

The Company will require additional financing to develop its products and technologies, obtain regulatory approvals, fund operating losses and, if deemed appropriate, establish manufacturing, sales and marketing capabilities. The Company will seek funds through the support of Alexion, its new parent company (see Note 14), debt financing and other sources of financing. Alexion has committed to provide such support until at least April 30, 2013. Adequate additional funding may not be available to the Company on acceptable terms or at all. The Company’s failure to raise capital as and when needed could have a negative impact on its financial condition and ability to pursue its business strategies. If adequate funds are not available to the Company, the Company may be required to delay, reduce or eliminate research and development programs, reduce or eliminate commercialization efforts and/or pursue merger and acquisition strategies.

Operations of the Company are subject to certain risks and uncertainties, including uncertainty of product

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

candidate development; technological uncertainty; dependence on collaborative partners; uncertainty regarding patents and proprietary rights; regulatory approvals and other comprehensive government regulations; having no commercial manufacturing experience, marketing or sales capability or experience; and dependence on key personnel. Any significant delays in the development or marketing of products could have a material adverse effect on the Company’s business and financial results.

2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). The financial statements include the accounts of Enobia Pharma Corp. and its wholly owned subsidiary, Enobia Pharma Inc. All significant intercompany balances and transactions have been eliminated.

Functional and Reporting Currency

On August 5, 2009, the Company changed its functional currency from the Canadian dollar to the U.S. dollar. Facts and circumstances that triggered a change to the U.S. dollar as the functional currency included the private equity financing denominated in U.S. dollars and the extent of monetary transactions conducted in U.S. dollars as a result of increasing research expenditures in U.S. dollars. In accordance with FASB ASC 830, Foreign Currency Matters, (“ASC 830”), this change was applied on a prospective basis with no restatement of prior periods. As a result of this change, the non-monetary consolidated assets and liabilities have been remeasured in U.S. dollars using the prevailing historical exchange rates at each transaction date. This remeasurement became the historical accounting basis for those consolidated assets and liabilities as of August 5, 2009.

The Company uses the U.S. dollar as its reporting currency. Prior to August 5, 2009, all consolidated assets, liabilities and redeemable convertible preferred stock were translated into U.S. dollars at the prevailing exchange rates at the balance sheet dates, revenues and expenses were translated at the average exchange rates prevailing during each reporting period, and equity transactions were translated at the prevailing historical exchange rates at each transaction date. Adjustments resulting from the translations are included in accumulated other comprehensive income (loss) in shareholders’ deficit and totaled $(2.3) million as of August 4, 2009.

Foreign Currency Transactions

The functional currency of the Company is the U.S. dollar. Accordingly, monetary assets, liabilities and redeemable convertible preferred stock denominated in a currency other than the functional currency are remeasured into U.S. dollars at the exchange rates in effect at the reporting date, nonmonetary assets and liabilities are translated at historical rates, and revenue and expenses are translated at average exchange rates in effect during each reporting period. Transaction gains and losses are included in the consolidated statements of operations, with the exception of gains and losses on redeemable convertible preferred stock, which are recorded in deficit accumulated during the development stage.

Fair Value of Financial Instruments

The reported amounts of the Company’s financial instruments, which include cash and cash equivalents, short-term investments, other current assets, accounts payable and accrued expenses and other current liabilities, approximate fair value due to the short-term nature of these instruments. The fair value of obligations under capital leases is based on the estimated future cash flows discounted using the current market rate for instruments having a similar maturity and credit risk. The fair value of the obligations approximates the carrying amount as of December 31, 2011. Active markets for the Company’s other debt instrument, which consists of a privately-issued loan, do not exist and there are no quoted market prices for this liability. Accordingly, it is not practicable for the Company to estimate the fair value of such financial instrument because of the limited information available.

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

Use of Estimates

The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses as presented in the consolidated financial statements and accompanying notes. On an ongoing basis, the Company evaluates its estimates, including those related to refundable investment tax credits, the useful lives of property and equipment and intangible assets, accrued expenses, provisions for income taxes and contingencies and the valuation of redeemable convertible preferred stock and stock options. Management bases its estimates on historical experience and various other assumptions believed to be reasonable. Although these estimates are based on management’s best knowledge of current events and actions that may impact the Company in the future, actual results may be different from the estimates, and it is reasonably possible that a material change could occur in the near term.

Research and Development Costs

Research and development costs are expensed as incurred and consist primarily of personnel, subcontractors and consultants, facilities and office space rental, costs associated with regulatory filings and patents, laboratory costs and other supplies. Nonrefundable advance payments for goods or services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received. Upfront and milestone payments due to third parties that perform research and development services on the Company’s behalf will be expensed as services are rendered or when the milestone is achieved. Costs incurred in obtaining technology licenses and patents are charged to research and development expense if they have not reached technological feasibility and have no alternative future use.

Refundable Investment Tax Credits and Other Government Assistance

The Company incurs research and development expenses, which may be eligible to receive reimbursement under various Canadian investment tax credit provisions. The investment tax credits recorded are based on management’s estimate of amounts expected to be recovered and are subject to audit by tax authorities. Refundable investment tax credits are recorded as a reduction of the research and development expenses and property and equipment to which they relate. Non-refundable investment tax credits, which are deductible against income taxes payable, are recorded as a reduction of income tax expense in accordance with FASB ASC 740, Income Taxes, (“ASC 740”). To the extent that actual investment tax credits differ from estimates, an adjustment is recorded in the year the differences occur as an adjustment to the items to which they relate.

During the year ended December 31, 2010, the Company was informed by the Canadian tax authorities that certain refundable tax credits relating to prior years would be disallowed. Although the Company has appealed the decision of the tax authorities, management recorded an allowance against those tax credits for an amount of CA$2.7 million, which represents the amount in dispute.

In December 2011, the Company received a notice of assessment from the Canada Revenue Agency confirming that it would allow the refundable tax credits on research and development expenditures amounting to CA$1.7 million and for which an allowance was recorded as of December 31, 2010. In January 2012, the Company received the amounts due relating to the tax credits. Therefore, the allowance recorded against those tax credits was reversed in 2011.

As of December 31, 2011, the Company also had Quebec refundable investment tax credits receivable totaling CA$2.8 million, with a related allowance of CA$1.0 million.

Government assistance in the form of grants is recorded as a reduction of research and development expenses in the period earned.

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

Leases

The Company accounts for its leases under FASB ASC 840-20, Operating Leases, and FASB ASC 840-30, Capital Leases. Leases in which the Company has substantially all the risks and rewards of ownership are classified as capital leases. At the commencement of the lease, equipment under a capital lease is capitalized at the lower of the fair value of the leased property and the present value of the minimum lease payments. Each lease payment is allocated between the liability and interest expense so as to achieve a constant rate of interest on the recorded capital lease obligations. Equipment acquired under a capital lease is depreciated over the shorter of the useful life of the asset and the lease term. All other leases are accounted for as operating leases wherein rental payments are recognized in the consolidated statements of operations on a straight-line basis over the term of the lease.

Lease Incentives

Certain leases contain escalation clauses and renewal option clauses calling for increased rents. Where a lease contains an escalation clause or a concession such as a rent holiday, rent expense is recognized in accordance with FASB ASC 840-20-25, Operating Leases, using the straight-line method over the term of the lease.

Stock-Based Compensation

The Company accounts for share-based compensation arrangements in accordance with FASB ASC 718, Compensation —Stock Compensation (formerly SFAS No. 123 (revised 2004), Share-Based Payment) (“ASC 718”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. ASC 718 requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of balances with banks, including amounts in interest-bearing accounts. The Company classifies short-term highly liquid investments with an initial term of three months or less at the date of purchase as cash equivalents.

Short-Term Investments

Short-term investments consist of highly liquid investment-grade instruments with maturities of more than three months, but less than one year. The Company has classified its short-term investments as held for trading. As such, the investments are carried at fair value at each balance sheet date with changes in fair value recorded in the consolidated statements of operations in the period in which the changes arise.

Concentration of Credit Risk

Financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and short-term investments. The Company maintains substantially all of its cash and cash equivalents in U.S. FDIC-insured and Canadian chartered banks. Short-term investments are with companies with high credit ratings and in compliance with the Company’s investment policy. The Company has not recognized any losses from credit risks on such accounts during any of the periods presented.

Property and Equipment

Property and equipment is stated at cost, net of related refundable investment tax credits and accumulated depreciation and amortization. Equipment is depreciated on a straight-line basis over its estimated useful life, generally

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the respective assets, or the original lease term. Software is recorded at cost and amortized over its estimated useful life of three years using the straight-line method. When assets are retired or disposed of, the cost and related accumulated depreciation or amortization are removed from the Company’s accounts, and the resulting gain or loss is reflected in the consolidated statements of operations.

Repairs and maintenance are charged to expense as incurred and significant improvements and betterments that substantially enhance the useful life of an asset are capitalized and amortized.

Intangible Assets

Licenses and purchased patents are recorded at cost and amortized on a straight‑line basis over the estimated useful life of the asset.

Impairment of Long-Lived Assets

The Company reviews the carrying values of long-lived assets for indicators of impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by a comparison of the carrying amount of the assets to the estimated undiscounted future cash flows expected to be generated by the use of the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value, which is typically calculated using discounted expected future cash flows.

Deferred Financing Costs

Costs incurred to obtain debt financing are amortized over the expected life of the respective financing agreement using the effective interest method as there is a non-contingent exercisable call prior to maturity. Amortization of deferred financing costs, which was included within interest expense in the consolidated statements of operations, was $103,000 in the year ended December 31, 2011. There were no deferred financing costs in 2009 or 2010.

Redeemable Convertible Preferred Stock and Derivative Financial Instruments

The Company’s redeemable convertible preferred stock (see Note 8) contains conversion features, which are considered to be embedded derivative financial instruments requiring separate accounting treatment, and also contains tranche rights, which are considered to be free-standing derivative financial instruments. The Company accounts for such derivative financial instruments in accordance with FASB ASC 815, Derivatives and Hedging (“ASC 815”). The Company records derivative financial instruments as assets or liabilities in the Company’s balance sheet measured at fair value (see Note 11). The Company records the changes in fair value of the conversion features and the tranche rights as non-cash income or losses in the consolidated statements of operations. The Company does not enter into derivative agreements or transactions for trading purposes.

In accordance with FASB ASC 480-10-S99, Classification and Measurement of Redeemable Securities, the carrying value of the principal of the redeemable convertible preferred stock (the “Host Instrument”) is classified as temporary equity and is increased by periodic accretions so that the carrying amount equals the redemption amount of such Host Instrument as of the earliest redemption date using the effective interest method. Accretion is charged to additional paid-in-capital until that balance is reduced to zero, and any remaining accretion is charged to deficit accumulated during development stage.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740. ASC 740 prescribes the use of the liability method whereby deferred income tax assets and liabilities are determined based on temporary differences between the accounting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that are expected

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

to apply in the years in which these differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates or laws is recognized in the consolidated statements of operations in the period in which the change is enacted.

The Company assesses realization of deferred income tax assets to determine whether it is more likely than not that the net deferred income tax assets will be realized. If required, a valuation allowance is provided to reduce deferred tax assets to their estimated net realizable value.

The Company is subject to ongoing tax examinations and assessments in various tax jurisdictions for its income taxes and investment tax credits claimed. When applicable, the Company adjusts tax expense to reflect the Company’s ongoing assessments of such matters, which require judgment and can materially increase or decrease its effective tax rates as well as impact operating results.

On January 1, 2007, the Company adopted the provisions of FASB ASC 740-10, Accounting for Uncertainty in Income Taxes (“ASC 740-10”). ASC 740-10 prescribes a comprehensive model for the recognition, measurement, presentation and disclosure in financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return. The cumulative effect of adopting ASC 740-10 resulted in no adjustment to deficit accumulated during development stage as of January 1, 2007, and no liability related to uncertain tax positions is recorded in the consolidated financial statements. It is the Company’s policy to include penalties and interest expense related to income taxes as a component of other expense as necessary. As of December 31, 2011, the Company has accrued $9,000 for such penalties or interest incurred.

Subsequent Events

The Company evaluated events that occurred subsequent to December 31, 2011 and through the date of issuance of these consolidated financial statements on April 12, 2012. During this period, the Company did not have any material subsequent events other than the events disclosed (see Note 14).

Recently Issued Accounting Pronouncements

In June 2011, the FASB issued guidance on presentation of comprehensive income. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. Instead, an entity will be required to present either a continuous statement of net income and other comprehensive income or two separate but consecutive statements. The new guidance will be effective for the Company beginning January 1, 2012 and will have presentation changes only.

In May 2011, the FASB issued guidance to amend the accounting and disclosure requirements on fair value measurements. The new guidance limits the highest-and-best-use measure to nonfinancial assets, permits certain financial assets and liabilities with offsetting positions in market or counterparty credit risks to be measured at a net basis, and provides guidance on the applicability of premiums and discounts. Additionally, the new guidance expands the disclosures on Level 3 inputs by requiring quantitative disclosure of the unobservable inputs and assumptions, as well as a description of the valuation processes and the sensitivity of the fair value to changes in unobservable inputs. The new guidance will be effective for the Company beginning January 1, 2012, which is not expected to have a material impact on the Company’s financial statements upon adoption.

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

3. Short-Term Investments

The following is a summary of investments held by the Company:

	December 31,
	2010	2011
Guaranteed investment certificates, bearing interest at	$201,080	$443,140
rates ranging from 0.25% to 1.0% and maturing at
various dates through June 2012 *

* Certificates in the amount of $201,080 and $343,140 as of December 31, 2010 and 2011, respectively, have been given as guarantees for the corporate credit card facility. A certificate in the amount of $100,000 has been provided as a security deposit for one of the Company’s facilities.

4. Property and Equipment

Property and equipment consists of the following:

	December 31,
	2010	2011
Office equipment	$199,232	$243,694
Laboratory equipment	985,950	1,355,369
Computer equipment	309,461	418,375
Software	152,584	466,907
Leasehold improvements	802,264	828,944
	2,449,491	3,313,289
Less: Accumulated depreciation and amortization	(1,767,318)	(2,075,704)
	$682,173	$1,237,585

The amount reflected in office equipment cost as of December 31, 2010 and 2011 includes assets under capital lease of $55,000. As of December 31, 2010 and 2011, the net book value of assets under capital lease was $54,000 and $45,000, respectively.

Depreciation and amortization expense was $257,000, $244,000, $341,000 and $2.8 million for the years ended December 31, 2009, 2010 and 2011 and the period from November 28, 1997 (date of inception) to December 31, 2011, respectively. Included in the amount for the years ended December 31, 2010 and 2011 was amortization expense for leased equipment of $1,000 and $9,000, respectively, which is included in accumulated depreciation and amortization.

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

5. Intangible Assets

Intangible assets subject to amortization consist of the following:

	December 31, 2011			Weighted
Average
		Accumulated		Useful Life
	Cost	Amortization	Net	(in years)
Licenses	$317,413	$87,754	$229,659	8.1

	December 31, 2010			Weighted
Average
		Accumulated		Useful Life
	Cost	Amortization	Net	(in years)
Licenses & Patents	$479,459	$209,981	$269,478	8.8

Amortization of intangible assets for the years ended December 31, 2009, 2010, 2011 and the period from November 28, 1997 (date of inception) to December 31, 2011 was $6,000, $23,000, $40,000 and $214,000, respectively.

Amortization expense for the next five years and thereafter, based on December 31, 2011 intangible assets, is expected to be as follows:

Years Ending December 31,
2012	$39,819
2013	39,819
2014	39,819
2015	39,819
2016	33,499
Thereafter	36,884
$229,659

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

6. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	December 31,
	2010	2011
Accrued compensation costs and related benefits	$319,418	$554,940
Accrued research and development expenses	1,017,903	3,900,440
Accrued professional service fees	253,836	1,164,890
Other	141,903	921,067
	$1,733,060	$6,541,337

7. Debt

The Company’s debt consists of the following:

	December 31,
	2010	2011
Term loan, bearing interest at 11.64%, maturing in May 2015	$—	$10,000,000
Obligations under capital leases	55,250	47,460
	55,250	10,047,460
Less: Current portion	(8,637)	(1,224,377)
Long-term debt	$46,613	$8,823,083

In November 2011, in order to provide working capital and for general corporate purposes, the Company entered into a loan and security agreement to borrow up to $20.0 million from two lenders (the “Loan and Security Agreement”). On November 2, 2011, the first tranche of $10.0 million was received (“Term Loan A”) and the second tranche of $10.0 million (“Term Loan B”) may be drawn, at the Company’s sole discretion, between December 1, 2011 and January 31, 2012. Funding of the second tranche is contingent upon, inter alia, no material adverse events, certain positive trial results and funding of the second tranche of $20.0 million under the August 2011 common stock agreement (the “August 2011 Financing”) (see Note 9). In connection with the issuance of this debt, the Company issued to the lenders warrants for the purchase of an aggregate 205,860 shares of common stock at an exercise price of $2.9146 per share (see Note 9).

Term Loan A is being repaid subject to a 42-month term with interest only payments for the first nine months. Term Loan A is secured by certain assets with a value of approximately $25.8 million. Other than for events of default, there are no requirements for the Company to repay the term loan prior to maturity, although early repayments are permitted. In the event of a prepayment, the Company would be required to pay a fee of 3% until the first anniversary date of the agreement, a 2% fee from the first anniversary date until the second anniversary date of the agreement and a 1% fee commencing with the second anniversary date.

The Company also leases certain equipment under capital lease arrangements (see Note 10).

Key Covenants

The Company’s Loan and Security Agreement includes several covenants that place restrictions on the incurrence of additional indebtedness and liens, changes in the Company’s business, management, ownership or business locations, the payment of dividends, the dispositions of assets and mergers. The Company is in compliance with all covenants and limitations included in the provisions of the Company’s Loan and Security agreement as of December 31, 2011.

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

Debt Maturities

Excluding capital lease obligations (see Note 10), the Company’s debt maturities are summarized as follows:

Years Ending December 31,
2012	$1,212,122
2013	3,636,363
2014	3,636,363
2015	1,515,152
$10,000,000

8. Redeemable Convertible Preferred Stock

As of December 31, 2011, Series B Preferred Stock and Series C Preferred Stock comprised the following:

	Shares		Aggregate
		Issued and	Liquidation	Redemption
	Authorized	Outstanding	Preference	Value
Series B	43,351,351	43,351,351	$50,172,445	$50,172,445
Series C	126,591,473	98,031,774	83,617,265	83,617,265
	169,942,824	141,383,125	$133,789,710	$133,789,710

As of December 31, 2010, Series B Preferred Stock and Series C Preferred Stock comprised the following:

	Shares		Aggregate
		Issued and	Liquidation	Redemption
	Authorized	Outstanding	Preference	Value
Series B	43,351,351	43,351,351	$48,224,301	$48,224,301
Series C	65,274,151	65,274,150	53,221,828	53,221,828
	108,625,502	108,625,501	$101,446,129	$101,446,129

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

The following table presents a roll forward of redeemable convertible preferred stock:

	Enobia Pharma Inc.			Enobia Pharma Corp.
	Class B	Class C	Series A	Series B	Series C
	Preferred Stock	Preferred Stock	Preferred Stock	Preferred Stock	Preferred Stock
			(Note 9)
Balance as of November 28, 1997 (date of inception)	$—	$—	$—	$—	$—
Issuance of shares	920,012	5,081,011	10,945,800	26,646,400	—
Stock issuance costs	(43,736)	(94,511)	(313,951)	(560,529)	—
Allocation of fair value	—	—	(8,914,030)	(18,274,280)	—
Accretion	712,838	1,654,727	2,425,482	2,905,889	—
Conversion to common stock	(1,864,669)	(7,986,545)	—	—	—
Conversion to convertible preferred stock	—	—	(4,497,311)	—	—
Translation adjustment	275,555	1,345,318	354,010	(1,451,886)	—
Balance as of December 31, 2008	—	—	—	9,265,594	—
Issuance of shares	—	—	—	10,320,090	15,000,000
Stock issuance costs	—	—	—	—	(344,158)
Allocation of fair value	—	—	—	(5,372,010)	(9,953,051)
Accretion	—	—	—	5,436,738	799,703
Translation adjustment	—	—	—	1,981,501	—
Foreign exchange adjustment	—	—	—	465,310	—
Balance as of December 31, 2009	—	—	—	22,097,223	5,502,494
Issuance of shares	—	—	—	—	35,000,000
Stock issuance costs	—	—	—	—	(107,960)
Allocation of fair value	—	—	—	—	(19,942,010)
Accretion	—	—	—	8,379,617	4,963,735
Foreign exchange adjustment	—	—	—	1,553,621	—
Balance as of December 31, 2010	—	—	—	32,030,461	25,416,259
Issuance of shares	—	—	—	—	31,682,621
Discount to fair value	—	—	—	—	(6,590,280)
Stock issuance costs	—	—	—	—	(155,340)
Allocation of fair value	—	—	—	—	(15,518,193)
Accretion	—	—	—	17,965,111	46,274,562
Foreign exchange adjustment	—	—	—	(1,352,264)	—
Balance as of December 31, 2011	$—	$—	$—	$48,643,308	$81,109,629

The issuances of the redeemable convertible preferred stock have been as follows:

In January and October 2000, Enobia Pharma Inc. issued an aggregate of 270,000 shares of Class B redeemable convertible preferred stock (the “Class B Preferred Stock”) in exchange for $920,000 (CA$1.4 million).

In March 2003, Enobia Pharma Inc. issued an aggregate of 826,875 shares of Class C redeemable convertible preferred stock (the “Class C Preferred Stock”) for $4.1 million (CA$6.1million) and an aggregate of 274,265 shares of Class C Preferred Stock in exchange for cancellation of demand promissory notes in the principal amount of $954,000 (CA$1.4 million), plus accrued interest totaling $39,000 (CA$58,000).

In January 2005, Enobia Pharma Inc. (i) converted all of the outstanding shares of Class B Preferred Stock and Class C Preferred Stock into an aggregate of 1,371,140 shares of Class 2 common stock of Enobia Pharma Inc., and (ii) issued 3,193,188 shares of Series A redeemable convertible preferred stock, Series A1 (“Series A Preferred Stock, Series A1”) for $4.9 million (CA$6.0 million) in cash. In December 2005, Enobia Pharma Inc. issued 3,386,551 shares

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

of Series A redeemable convertible preferred stock, Series A2 (“Series A Preferred Stock, Series A2”) in exchange for $6.0 million (CA$7.0 million) in cash. In August 2007, Enobia Pharma Inc. issued 338,835 shares of Series A Preferred Stock, Series A2 for no consideration as an adjustment to the December 2005 financing.

On August 30, 2007, (i) Enobia Pharma Inc. and Enobia Pharma Corp. entered into the Share and Warrant Agreement (see Note 1), and (ii) Enobia Pharma Corp. entered into a purchase agreement (the “Series B Purchase Agreement”) with various investors for the sale and issuance by Enobia Pharma Corp. of Series B redeemable convertible preferred stock (the “Series B Preferred Stock”) for $37.9 million (CA$40.1 million) in four tranches. Pursuant to the Series B Purchase Agreement, Enobia Pharma Corp. issued (i) 10,810,810 shares of Series B Preferred Stock in exchange for $9.4 million (CA$10.0 million) in cash on August 30, 2007; (ii) 5,405,406 shares of Series B Preferred Stock for $4.9 million (CA$5.0 million) in cash in March 2008; (iii) 14,054,054 shares of Series B Preferred Stock for $12.3 million (CA$13.0 million) in cash in August 2008; and (iv) 13,081,081 shares of Series B Preferred Stock for $10.3 million (CA$12.1 million) in cash in May 2009.

On August 5, 2009, Enobia Pharma Corp. entered into a purchase agreement (the “Series C Purchase Agreement”) with various investors for the sale and issuance by Enobia Pharma Corp. of Series C redeemable convertible preferred stock (the “Series C Preferred Stock”) for $50.0 million in four tranches. Pursuant to the Series C Purchase Agreement, Enobia Pharma Corp. issued (i) 19,582,246 shares of Series C Preferred Stock for $15.0 million in cash in August 2009; (ii) 19,582,246 shares of Series C Preferred Stock for $15.0 million in cash in February 2010; and (iii) 13,054,829 shares of Series C Preferred Stock for $10.0 million in cash in June 2010. In addition, in December 2010, as part of a special purchase rights offering, the Company issued 13,054,829 shares of Series C Preferred Stock for $10.0 million in cash.

On March 22, 2011, Enobia Pharma Corp. entered into a purchase agreement (the “Series C Extension Purchase Agreement”) with existing investors for the sale and issuance by Enobia Pharma Corp. of Series C Preferred Stock for $45.0 million in three tranches. Pursuant to the Series C Extension Purchase Agreement, Enobia Pharma Corp. issued (i) 19,582,245 shares of Series C Preferred Stock in exchange for $15.0 million in cash in March 2011 and (ii) 13,054,830 shares of Series C Preferred Stock in exchange for $10.0 million in cash in July 2011. The third tranche in the amount of $20.0 million was cancelled in connection with the August 9, 2011 common stock issuance. On March 22, 2011, the shares of Series C Preferred Stock were issued at a discount to fair value in the amount of $6.6 million. The amount of the discount is being accreted, using the effective interest method over the period from the issuance date until the earliest redemption date.

In conjunction with the Series C Extension, the holders of Series A convertible preferred stock, Series B Preferred Stock and common stock were entitled to participate pro rata based upon a proportion of all the issued and outstanding common stock and preferred stock of the Company as though all shares of preferred stock were fully converted into common stock at that time. A number of these investors exercised their right to participate and as a result, Enobia Pharma Corp. issued an additional (i) 72,330 shares of Series C Preferred Stock in exchange for $55,000 in cash in April 2011 and (ii) 48,219 shares of Series C Preferred Stock in exchange for $37,000 in cash in July 2011.

The significant terms and conditions of the Series B Preferred Stock and Series C Preferred Stock as of December 31, 2010 and 2011 are as follows:

Dividend Rights—Dividends for the holders of Series B Preferred Stock and Series C Preferred Stock are cumulative. The Series B and Series C Preferred Stock accrue dividends at a rate of 8% per annum.

Liquidation Preference—In the event of a liquidation, dissolution or winding up of the affairs of the Company, the holders of Series C Preferred Stock shall be entitled to receive, in preference to the holders of common stock, Series A convertible preferred stock and Series B Preferred Stock, an amount equal to the sum of (i) the Series C Preferred Stock original issue price plus accrued dividends, plus (ii) the amount that would be received if the shares of Series C Preferred Stock were converted into common shares based on fair market value, provided, however, that the holders not be entitled to the original issue price plus accrued dividends if the per share amount due to the holders is greater than $1.92. In the event of a liquidation, dissolution or winding up of the affairs of the Company, the holders of Series

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

B Preferred Stock are entitled to receive, in preference to the holders of common stock and Series A convertible preferred stock, an aggregate amount equal to the sum of (i) the Series B Preferred Stock original issue price plus accrued dividends, plus (ii) the amount that would be received if the Series B Preferred Stock were converted into common shares based on the fair market value, provided, however, that the holders not be entitled to the original issue price plus accrued dividends if the per share amount due to the holders is greater than CA$2.31.

Conversion Rights—The Series B Preferred Stock and Series C Preferred Stock are convertible at any time, at the holder’s option, into shares of common stock on a one-for-one basis subject to adjustments for stock dividends, splits, combinations and similar events.

Mandatory Conversion—The Series B Preferred Stock and Series C Preferred Stock will automatically convert to shares of common stock at the then applicable conversion rate (i) immediately prior to the closing of a firm commitment underwritten public offering with a price per share not less than two-and-a-half times the original Series C Preferred Stock issue price (subject to adjustments for stock dividends, splits, combinations and similar events) and gross proceeds to the Company of not less than $50.0 million (a “Qualified Public Offering”), or (ii) upon the election of holders representing greater than 50% of the outstanding shares of Series B Preferred Stock and Series C Preferred Stock, respectively. In connection with the automatic conversion, the holders of Series B Preferred Stock and Series C Preferred Stock will recover all accrued dividends, as applicable, through the date of the conversion.

Participation Rights—After payment to the holders of Series B Preferred Stock and Series C Preferred Stock of their liquidation preferences, they shall be entitled together with holders of common stock to share ratably in all remaining assets of the Company.

Redemption Rights—The shares of Series B Preferred Stock are redeemable at the sole option of the holders representing greater than 50% of the outstanding Series B Preferred Stock at any time after August 30, 2012, while the shares of Series C Preferred Stock are redeemable at the sole option of the holders representing greater than 50% of the outstanding shares of Series C Preferred Stock at any time after August 5, 2014 if the Company has not completed a Qualified Public Offering or a liquidity event as of such date. The redemption price will be the greater of:

i) the fair market value of the respective Series B Preferred Stock and Series C Preferred Stock; and

ii) the original price of the respective Series B Preferred Stock and Series C Preferred Stock, plus accrued dividends, if any.

Voting Rights—Each share of Series B Preferred Stock and Series C Preferred Stock has voting rights equivalent to the number of shares of common stock into which it is convertible.

Registration and Other Rights—The holders of Series B Preferred Stock and Series C Preferred Stock have certain registration rights, which expire five years after the consummation of a Qualified Public Offering by the Company. Holders of Series B Preferred Stock and Series C Preferred Stock that hold greater than a certain number of preferred shares and/or common shares also have a right of first offer with respect to future sales of the Company’s stock. The right of first offer expires upon an acquisition of all or substantially all of the Company’s assets, an acquisition or merger of the Company which results in a change of control or a Qualified Public Offering.

Tranche Rights—The terms of the agreements for the purchase of the Company’s Series B Preferred Stock and Series C Preferred Stock also provide for the purchase of shares of preferred stock in tranches. Investors in the initial tranche have the right, but not the obligation, to participate proportionately in subsequent tranches at the same price as the initial tranche.

Accounting Treatment

Tranche Rights—The Company has determined that the tranche rights of the Company’s redeemable convertible preferred stock are freestanding derivative financial instruments, which require separate accounting in accordance with

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

ASC 815, as the rights are legally detachable and separately exercisable as well as exercisable in redeemable instruments. At the date of issuance, the Company records a liability representing the estimated fair value of the right of holders of redeemable convertible preferred stock to participate in subsequent tranches or to assign that right to another investor.

As of December 31, 2010 and 2011, there were no tranche rights outstanding.

Conversion Features—The Company has determined that the conversion features of the Company’s redeemable convertible preferred stock are embedded derivative financial instruments because the redemption feature allows the holder to redeem the redeemable convertible preferred stock for cash at a price which can vary based on the fair market value of the underlying common stock, which effectively provides the holders with a mechanism to “net settle” the conversion option. Consequently, the embedded conversion option must be bifurcated and accounted for separately in accordance with ASC 815 because the economic characteristics of this conversion option are not considered to be clearly and closely related to the economic characteristics of such redeemable convertible preferred stock, which is considered more akin to a debt instrument than equity. At the date of issuance, the Company records a liability representing the estimated fair value of the right of holders of redeemable convertible preferred stock to receive the fair market value of the common stock issuable upon conversion on the redemption date. This liability is adjusted each reporting period based on changes in the estimated fair value of such right as a change in fair value of preferred stock conversion features in the consolidated statements of operations.

As of December 31, 2010 and 2011, the preferred stock conversion features that are separately accounted for as liabilities represent the estimated fair value of the rights to convert the Series B Preferred Stock and Series C Preferred Stock into common shares as of those dates.

Host Instrument—The Company has determined that the Host Instrument component of the redeemable convertible preferred stock, that is the right of the shareholder to request redemption of the stock at the original price of the respective Series B Preferred Stock and Series C Preferred Stock, plus accrued dividends, if any, must be classified as temporary equity in accordance with ASC 480. Furthermore, as discussed under the heading Conversion Features above, the Host Instrument is considered more akin to a debt instrument than equity. Accordingly, the Company records periodic accretions so that the carrying amount of the outstanding redeemable convertible preferred stock equals the minimum redemption amount as of the earliest redemption date using the effective interest method. In addition, since the change in functional currency on August 5, 2009 and as the Series B Preferred Stock is denominated in Canadian dollars, the Company records adjustments due to changes in exchange rates in the deficit accumulated during development stage.

In addition, management has determined that as of December 31, 2011, it is probable that Enobia Pharma Corp.’s Series B Preferred Stock and Series C Preferred Stock will be acquired for cash on or about January 31, 2012, the initial expected closing date of the Merger, or the deemed liquidation event. Accordingly, the accreted balance of the Host Instrument as of December 31, 2011 was accelerated by using the historical effective rate over the period from the issuance date until the earliest redemption date, or January 31, 2012.

As of December 31, 2011, the redemption requirements of the Host Instrument are as follows:

	Earliest	Redemption
	Redemption	Amount of
	Date	Host Component
Series B Preferred Stock	January 31, 2012	$51,237,009
Series C Preferred Stock	January 31, 2012	84,127,481

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

9. Shareholders’ Deficit

As of December 31, 2011, the Company was authorized to issue 205,000,000 shares of common stock, and as of December 31, 2011, the Company has reserved the following shares for future issuance:

Conversion of Series B Preferred Stock and Series C Preferred Stock	141,383,125
Conversion of Series A convertible preferred stock	6,918,574
Issuances under stock option plans—common stock options	22,771,271
Issuance of common stock under second tranche of August 2011 Financing	6,862,005
Warrants to purchase common stock	205,860
178,140,835

Common stock

Common stock issuances 1997:

In the year ended December 31, 1997, Enobia Pharma Inc. issued 281,200 shares of Class A common stock in exchange for $70 (CA$100).

Common stock issuances 2000:

In the year ended December 31, 2000, Enobia Pharma Inc. issued 90,000 shares of Class A common stock in exchange for $210,600 (CA$300,000).

In the year ended December 31, 2000, Enobia Pharma Inc. issued 33,800 shares of Class A common stock in exchange for licenses valued at $116,407 (CA$169,000).

In the year ended December 31, 2000, all shares of Class A common stock became redeemable as part of a capital reorganization and were reclassified to temporary equity in the consolidated balance sheets.

Common stock issuances 2005:

In the year ended December 31, 2005, Enobia Pharma Inc. converted 405,000 shares of redeemable Class A common stock into 405,000 shares of Class 1 common stock, and the carrying value, which included accretion of $107,000, was reclassified to shareholders’ deficit in the consolidated balance sheets.

In the year ended December 31, 2005, 1,101,140 shares of Class C preferred stock and 270,000 shares of Class B preferred stock were converted into 1,371,140 shares of Class 2 common stock.

In the year ended December 31, 2005, Enobia Pharma Inc. issued 36,330 shares of Class 1 common stock, in exchange for licenses and patents valued at $258,356 (CA$320,976).

In the year ended December 31, 2005, Enobia Pharma Inc. issued 75,500 shares of Class 1 common stock, in exchange for executive salaries valued at $11,800 (CA$14,345).

Common stock redemptions 2007:

In the year ended December 31, 2007, Enobia Pharma Inc. redeemed for cancellation 68,190 shares of Class 1 common stock for US$193,644 (CA$205,001).

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

Common stock issuances 2011:

In August 2011, the Company obtained private equity financing totaling $40.0 million from new pharmaceutical and financial investors. The first tranche received on August 9, 2011 gave rise to the issuance of 6,862,005 shares of common stock in exchange for $20.0 million. The remaining $20.0 million, which would give rise to the issuance of an additional 6,862,005 shares of common stock, was available to the Company, at its sole discretion, until January 31, 2012 provided there were no material adverse events impacting the Company.

Share and Warrant Exchange

On August 30, 2007, as part of the Share and Warrant Agreement (see Note 1), each share of Class 1 common stock of Enobia Pharma Inc. was exchanged for one share of common stock of Enobia Pharma Corp. and each share of Class 2 common stock of Enobia Pharma Inc. was exchanged for one share of common stock of Enobia Pharma Corp.

On August 30, 2007, the shareholders’ agreement of Enobia Pharma Inc. was terminated, and the Series A Preferred Stock ceased to be redeemable. As part of the Share and Warrant Agreement (see Note 1), one share of Series A convertible preferred stock of Enobia Pharma Corp. was issued in exchange for each share of Series A Preferred Stock (Series A1 and Series A2) of Enobia Pharma Inc. Therefore, the carrying value of Series A Preferred Stock in the amount of $4.5 million and the Series A Preferred Stock conversion feature liability in the amount of $3.9 million were reclassified to convertible preferred stock in shareholders’ deficit.

Series A Convertible Preferred Stock

The significant terms and conditions of the Series A convertible preferred stock as of December 31, 2010 and 2011 are as follows:

Liquidation Preference—Upon a distribution of assets, the holders of Series A convertible preferred stock are entitled to receive an aggregate amount of up to $8.4 million (CA$8.9 million) after the holders of Series B Preferred Stock and Series C Preferred Stock have received their respective liquidation preferences.

Conversion Rights—The Series A convertible preferred stock is convertible at any time, at the holder’s option, into common shares on a one-for-one basis subject to adjustments for stock dividends, splits, combinations and similar events.

Dividend Rights—Dividends for the holders of Series A convertible preferred stock are noncumulative at a rate of 6% per annum.

Voting Rights—Each share of Series A convertible preferred stock has voting rights equivalent to the number of shares of common stock into which it is convertible.

Warrants

In connection with the Share and Warrant Agreement (see Note 1), Enobia Pharma Corp. issued replacement warrants for all warrants that had been previously issued by Enobia Pharma Inc. Accordingly, Enobia Pharma Corp. issued 138,200 warrants maturing on January 19, 2010 for the purchase of the same number of shares of common stock at a subscription price of CA$7.41 per share, 9,000 warrants maturing on March 31, 2010 for the purchase of the same number of shares of common stock at a subscription price of CA$2.50 per share and 532,198 warrants maturing on January 14, 2010 for the purchase of the same number of shares of Series A convertible preferred stock at a subscription price of CA$1.88 per share.

In accordance with ASC 815-40, all derivative instruments with an exercise price denominated in a currency other than a company’s functional currency are classified and accounted for as a derivative liability. These instruments

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

are required to be revalued at each balance sheet date, and any changes in fair value are recorded in the consolidated statements of operations. The derivative liability is reclassified to equity when the warrants are exercised or expire.

Pursuant to ASC 815-40, an evaluation of specifically identified conditions was made, following the change in the Company’s functional currency on August 5, 2009, to determine whether warrants previously issued are required to be classified as equity or a liability. If the classification changes as a result of events during a reporting period, the instrument is reclassified as of the date of the event that caused the reclassification. As a result of the change in functional currency from Canadian to U.S. dollars as of August 5, 2009 (see Note 2), the common stock warrants and Series A convertible preferred stock warrants were reclassified from equity to derivative liability.

The fair value of the common stock warrants was revalued using the Black-Scholes option-pricing model as of August 5, 2009 and December 31, 2009 and was estimated to be zero. The common stock warrants expired on January 19, 2010 and March 31, 2010, respectively, except for 429 warrants that were exercised for cash consideration of $1,067 (CA$1,073).

The fair value of the Series A convertible preferred stock warrants were revalued using the Black-Scholes option-pricing model as of August 5, 2009 and December 31, 2009 and was estimated to be zero. The Series A convertible preferred stock warrants expired on January 14, 2010.

In connection with the Loan and Security Agreement (see Note 7), Enobia Pharma Corp. issued warrants to the lenders for the purchase of an aggregate of 205,860 shares of common stock at an exercise price of $2.9146 per share. Of the 205,860 warrants, 102,930 warrants were allocated to Term Loan A and 102,930 warrants were allocated to Term Loan B. In accordance with FASB ASC 815-40, management has concluded that the stock purchase warrants allocated to Term Loan A and Term Loan B were granted in connection with gaining access to credit. These warrants allow for a cashless exercise. Management has determined that the common stock warrants met the scope exception in FASB ASC 815-10-15-74 (a) and as a result, the warrants were classified as equity. In accordance with FASB ASC Topic 505-50, the warrants are recorded at fair value as of the issuance date. The carrying amount of the warrants in equity will not change unless the classification of the warrants changes.

The fair value of the warrants allocated to Term Loan A and Term Loan B was calculated using a Black-Scholes option-pricing model with the following assumptions: fair value of common stock and exercise price of $2.9146, volatility of 62.3%, an interest rate of 0.98%, a dividend of zero and a term of approximately two and one-half years. The resulting fair value of the warrants of $113,000 for Term Loan A and $113,000 for Term Loan B was recorded as a debit to deferred financing costs and a credit to additional paid-in capital – warrants.

Option Plan

The Company has established a stock option plan, the Enobia Pharma Corp. Amended and Restated 2008 Stock Option Plan For Employees, Directors, Officers and Consultants (the “2008 Plan”) under which it may grant non-transferable options for the purchase of common stock to its employees, officers, directors and consultants. As of December 31, 2011, a maximum of 23,389,338 options to purchase common stock were available for grant under this Plan, with 4,221,296 options still available for grant. The Board of Directors sets the exercise price for the underlying shares at the grant date. The options generally vest over four years at a rate of 25% on the first anniversary of the original vesting date, with the balance vesting quarterly over the remaining three years, and may be exercised by the holder over a maximum ten‑year period. Under the terms of the Plan, all unvested stock options to purchase the Company’s common stock vested on December 28, 2011, the date the Company’s stockholders holding more than fifty percent (50%) of the Company’s outstanding shares approved the Merger.

On August 30, 2007, as part of a Share and Warrant Agreement, the Company granted stock options under the Plan to the holders of stock options in the Enobia Pharma Inc. Stock Option Plan for Employees, Directors and Officers (the “2006 Plan”) in replacement of the stock options canceled following the termination of the 2006 Plan. The stock options were granted with the same terms as the original option grants, except for exercise price, which was reduced to CA$0.10 per share based on an assessment of fair market value as of that date and vesting period, which is now four

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

years. Since it was management’s best estimate that the holders of stock options as of August 30, 2007 would convert their options into the new plan, all the stock options granted on August 30, 2007 were considered new stock option grants.

The exchange of options pursuant to the Share and Warrant Agreement were accounted for as a modification of the awards. As a result, the Company measured the incremental cost to be recognized as the excess of the fair value of the modified stock option awards over the fair value of the original stock option awards immediately before the modification. This incremental cost of $94,000, together with the unamortized expense from the original stock option awards, is recognized as expense over the vesting period of the modified stock option awards.

Stock Option Activity

Option activity from December 31, 2008 to December 31, 2011 for options granted in Canadian dollars was as follows:

			Weighted
		Weighted	Average
		Average	Remaining
	Number	Exercise	Contractual	Aggregate
	of Options	Price	Life (in years)	Intrinsic Value

Outstanding as of December 31, 2008	5,620,905	0.10
Granted	233,016	0.10
Exercised	(248,562)	0.10
Forfeited	(9,312)	0.10
Outstanding as of December 31, 2009	5,596,047	0.10
Granted	—	—
Exercised	(288,453)	0.10
Forfeited	(328,333)	0.10
Outstanding as of December 31, 2010	4,979,261	0.10
Granted	—	—
Exercised	(6,667)	0.10
Forfeited	(24,340)	0.10
Outstanding as of December 31, 2011	4,948,254	$0.10	5.97	$20,139,394
Vested and expected to vest as of
December 31, 2011	4,948,254	$0.10	5.97	$20,139,394
Exercisable as of December 31, 2011	4,948,254	$0.10	5.97	$20,139,394

The weighted average grant date fair value of Canadian dollar employee options granted during the year ended December 31, 2009 was CA$0.05. There were no options granted in Canadian dollars in the years ended December 31, 2010 and 2011. The total intrinsic value of Canadian dollar options exercised during the years ended December 31, 2009, 2010 and 2011 was CA$67,000, CA$93,000, and CA$2,000, respectively.

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

Options outstanding as of December 31, 2011 granted in Canadian dollars are summarized as follows:

	Options Outstanding			Options Exercisable
Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Price	Outstanding	Life (in years)	Price	Outstanding	Price
(CA$)			(CA$)		(CA$)
$0.10	4,948,254	5.97	$0.10	4,948,254	$0.10

As of December 31, 2011, the total stock-based compensation expense related to unvested stock-based awards granted to employees in Canadian dollars, but not yet recognized, was zero as all options outstanding vested with the approval of the Merger.

Option activity from December 31, 2008 to December 31, 2011 for options granted in U.S. dollars follows:

			Weighted
		Weighted	Average
		Average	Remaining
	Number	Exercise	Contractual	Aggregate
	of Options	Price	Life (in years)	Intrinsic Value
Outstanding as of December 31, 2008	—	$—
Granted	5,824,532	0.32
Outstanding as of December 31, 2009	5,824,532	0.32
Granted	2,882,760	0.40
Exercised	(49,719)	0.32
Forfeited	(611,150)	0.34
Outstanding as of December 31, 2010	8,046,423	0.35
Granted	8,870,611	0.61
Exercised	(14,666)	0.40
Forfeited	(3,300,647)	0.50
Outstanding as of December 31, 2011	13,601,721	$0.49	8.47	$49,033,506
Vested and expected to vest as of
December 31, 2011	13,601,721	$0.49	8.47	$49,033,506
Exercisable as of December 31, 2011	13,601,721	$0.49	8.47	$49,033,506

The weighted average grant date fair value of options granted to employees in U.S. dollars during the years ended December 31, 2009, 2010 and 2011 was $0.19, $0.23 and $0.34, respectively. The total intrinsic value of U.S. dollar denominated options exercised during the years ended December 31, 2010 and 2011 was $4,000 and $7,000, respectively. There were no U.S. dollar denominated options exercised in the year ended December 31, 2009.

Of the 3,300,647 stock options forfeited in the year ended December 31, 2011, 3,162,965 were forfeited in connection with the cancellation of the third tranche of the Series C Extension Purchase Agreement.

Options outstanding as of December 31, 2011 granted in U.S. dollars are summarized as follows:

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Exercise	Number	Contractual Life	Exercise	Number	Exercise
Price	Outstanding	(in years)	Price	Outstanding	Price
$0.32	5,109,598	7.59	$0.32	5,109,598	$0.32
0.40	2,932,401	8.45	0.40	2,932,401	0.40
0.50	4,975,722	9.25	0.50	4,975,722	0.50
0.70	180,000	9.45	0.70	180,000	0.70
2.91	404,000	9.74	2.91	404,000	2.91

	13,601,721	8.47	0.49	13,601,721	0.49

As of December 31, 2011, the total stock-based compensation expense related to unvested stock-based awards granted to employees in U.S. dollars, but not yet recognized, was zero as all options outstanding vested with the approval of the Merger.

Determining Fair Value

The fair value of share-based awards was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions for the following periods:

	Years Ended December 31,
	2009	2010	2011
Risk-free interest rate	2.4%	1.9%	1.7%
Expected life	4 years	4 years	4 years
Estimated volatility factor	75.6%	75.5%	75.5%
Expected dividends	Zero	Zero	Zero

Risk-Free Interest Rate—The risk-free interest rate for periods within the contractual life of the stock option was based on a Canadian risk-free interest rate until August 5, 2009, the date the Company changed its functional currency to the U.S. dollar. Effective August 5, 2009, the risk-free interest rate within the contractual life of the stock option has been based on the implied yield available on U.S. Treasury constant maturity securities with the same or substantially equivalent remaining term as the stock option at the time of grant.

Expected Life—The Company’s expected life represents the period that the Company’s stock-based awards are expected to be outstanding. The expected life of the Company’s stock options was determined based on historical experience of similar awards, giving consideration to the contractual terms of the share-based awards, vesting schedules and expectations of future employee behavior as influenced by changes to the terms of its share-based awards. In addition, consideration was given to the possibility of a liquidation event by the Company.

Estimated Volatility Factor—Estimated volatility was calculated using the historical volatility of the common stock of comparable companies using weekly price observations over a period generally commensurate with the expected term of the Company’s stock options.

Expected Dividends—The Company uses a zero value for expected dividends since no dividends have been declared in the past and the Company does not anticipate declaring any dividends in the foreseeable future.

Estimated Forfeitures—When estimating forfeitures, the Company considered voluntary and involuntary termination behavior as well as analysis of actual option forfeitures. The Company estimates forfeitures and only

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

recognizes expense for those shares expected to vest. The Company’s estimated forfeiture rates in the years ended December 31, 2009, 2010 and 2011 are based on its own historical forfeiture experience.

In December 2011, all unvested stock-based awards vested in conjunction with the approval of the Merger. As a result, the Company recorded all expense relative to stock-based awards not previously recognized. The following table sets forth stock-based compensation expense included in the consolidated statements of operations:

	Years Ended December 31,
	2009	2010	2011
Research and development	$81,513	$170,145	$1,070,618
General and administrative	126,862	265,773	2,344,774
	$208,375	$435,918	$3,415,392

10. Commitments and Contingencies

Litigation—From time to time, the Company may be a party to various claims in the normal course of business. Legal fees and other costs associated with such actions will be expensed as incurred. The Company will assess, in conjunction with its legal counsel, the need to record a liability for litigation and contingencies. Reserve estimates will be recorded when and if it is determined that a loss related matter is both probable and reasonably estimable. As of December 31, 2011, the Company had no pending or threatened litigation.

Royalties—The Company has entered into an agreement (the “License Agreement”) with the Salk Institute for Biologic Studies (“Salk”) for an exclusive license (the “License”) to certain technology. Under the License Agreement, the Company has undertaken to pay an annual maintenance fee of $10,000, three potential milestone payments totaling $275,000 and royalties based on a percentage of net sales of licensed products commercially sold by the Company or its sublicenses that incorporate the licensed technology over the exclusivity period of the License which expires in 2018. If the Company does not exercise the Option described below, the minimum annual royalty payment will be $200,000 commencing on the second anniversary date of the first sale of a product covered by the licensed technology. The first milestone was achieved in 2008 and the required payment of $25,000 was made.

On July 1, 2010, the Company entered into an option agreement with Salk to obtain an option (the “Option”) to convert the License to a royalty-free, fully paid-up license. The option agreement has a two-year term. In consideration for the grant of the Option, the Company paid the remaining two milestone payments totaling $250,000 as set forth in the License Agreement, notwithstanding the fact that the milestones had not yet been reached. If Company exercises the Option, a one-time additional payment will be paid and no further payments will be required under the License Agreement (see Note 14).

Leases—The Company leases its facilities and office space under operating leases that expire at various dates through December 2013. Total rental expense was $571,000, $804,000, $1.1 million and $4.3 million for the years ended December 31, 2009, 2010, 2011 and the period from November 28, 1997 (date of inception) to December 31, 2011, respectively. The Company also leases office equipment under a capital lease that expires in 2016.

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

As of December 31, 2011, future minimum non-cancelable lease commitments under capital and operating leases are as follows:

	Capital	Operating
Years ending December 31,	Leases	Leases
2012	$12,255	$777,556
2013	12,255	1,062,590
2014	12,255	18,984
2015	12,255	11,074
2016	6,128	—
Future minimum payments	55,148	$1,870,204
Less: Amounts representing interest	7,688

Present value of future minimum payments	47,460
Less: Current portion	12,255
Long-term portion	$35,205

11. Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Assets and liabilities that are measured at fair value are reported using a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2 — Inputs other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly.

•	Level 3 — Inputs that are unobservable for the asset or liability.

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

The following table represents the Company’s assets and liabilities that are measured at fair value on a recurring basis:

	Quoted Prices	Significant
	in Active	Other	Significant
	Markets for	Observable	Unobservable	Balance as of
	Identical Assets	Inputs	Inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2011
Assets:
Cash and cash equivalents	$20,685,171	$—	$—	$20,685,171
Short-term investments	443,140	—	—	443,140
Total assets at fair value	$21,128,311	$—	$—	$21,128,311
Liabilities:
Preferred stock conversion features	$—	$—	$440,822,960	$440,822,960
Total liabilities at fair value	$—	$—	$440,822,960	$440,822,960

	Quoted Prices	Significant
	in Active	Other	Significant
	Markets for	Observable	Unobservable	Balance as of
	Identical Assets	Inputs	Inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2010
Assets:
Cash and cash equivalents	$14,544,643	$—	$—	$14,544,643
Short-term investments	201,080	—	—	201,080

Total assets at fair value	$14,745,723	$—	$—	$14,745,723
Liabilities:
Preferred stock conversion features	$—	$—	$51,679,662	$51,679,662
Total liabilities at fair value	$—	$—	$51,679,662	$51,679,662

The changes in fair value of the Company’s liabilities, which are measured at fair value on a recurring basis using significant unobservable inputs (Level 3 financial instruments) during the years ended December 31, 2009, 2010 and 2011 were as follows:

	Level 3 Liabilities
	Series B		Series C		Total
	Conversion	Preferred	Conversion	Preferred	Conversion	Preferred
	Feature	Stock Tranche	Feature	Stock Tranche	Feature	Stock Tranche
Balance as of December 31, 2008	$22,606,659	$3,468,880	$—	$—	$22,606,659	$3,468,880
Issuance of preferred stock	8,994,149	(3,622,138)	6,252,007	3,701,044	15,246,156	78,906
Translation adjustment	2,865,490	135,120	—	—	2,865,490	135,120
Fair value adjustment included in net loss	(13,149,877)	18,138	10,015,999	763,708	(3,133,878)	781,846
Balance as of December 31, 2009	21,316,421	—	16,268,006	4,464,752	37,584,427	4,464,752
Issuance of preferred stock	—	—	35,909,049	(15,967,041)	35,909,049	(15,967,041)
Fair value adjustment included in net loss	(14,754,920)	—	(7,058,894)	11,502,289	(21,813,814)	11,502,289
Balance as of December 31, 2010	6,561,501	—	45,118,161	—	51,679,662	—
Issuance of preferred stock	—	—	14,950,062	568,131	14,950,062	568,131
Fair value adjustment included in net loss	117,067,496	—	257,125,740	54,422,513	374,193,236	54,422,513
Cancellation of tranche right	—	—	—	(54,990,644)	—	(54,990,644)
Balance as of December 31, 2011	$123,628,997	$—	$317,193,963	$—	$440,822,960	$—

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

The entire amount of fair value adjustment included in net loss in the table above relative to the conversion features relates to liabilities that are still outstanding as of December 31, 2011.

At the time of issuance, the proceeds of the Company’s redeemable convertible preferred stock, net of issuance costs, is allocated based on fair value between the principal or Host Instrument, the tranche rights and the conversion feature embedded derivative, which includes the impact of the conversion rights and the liquidation preferences. The fair value of the Host Instrument is based on the amount expected to be disbursed at the redemption date discounted using the effective interest rate. The Company uses the binomial lattice valuation model to value tranche rights. The fair value of the conversion feature embedded derivative is determined using a valuation technique that takes into account the fair value of the aggregate equity of the Company, the respective priorities of the various classes of shares, the fair value of the tranche rights and the fair value of the Host Instrument. These valuation methodologies are also applied at each subsequent measurement date.

The discount rate used to estimate the fair value of the Host Instrument of the Company’s preferred stock is based on macroeconomic, industry and Company-specific factors and reflects the perceived degree of risk associated with the minimum redemption price of the stock. Discount rates of 32%, 30%, and 23% were utilized as of December 31, 2009, 2010 and 2011, respectively.

The binomial model lattice valuation requires the development and use of highly subjective assumptions. These assumptions include the expected volatility, the expected timing of future tranches, an appropriate risk-free interest rate, and the estimated fair value of the Company’s aggregate equity. The expected volatility of the Company’s aggregate equity is estimated based on the volatility of publicly traded companies in a similar industry and general stage of development as the Company. The expected timing of subsequent tranches is based on budgetary considerations or the expected timing for achieving milestones. The risk-free interest rate is based on the yield on U.S. Treasury STRIPs with a remaining term equal to the expected term of the tranches.
The significant assumptions utilized in the Company’s valuation of tranche rights are as follows:

	Years Ended December 31,
	2009	2010	2011
Expected volatility	60.0%	60.0%	35.0%
Risk-free rate	0.14%–1.34%	0.36%–1.34%	0.01%-0.20%

For the years ended December 31, 2009 and 2010, the Company considered three generally accepted valuation approaches to estimate the fair value of the aggregate equity of the Company: the income approach, the market approach and the asset approach. Ultimately, the estimated fair value of the aggregate equity of the Company was developed using the discounted cash flow method under the income approach, the merger and acquisition method under the market approach and the guideline public company method under the market approach, each of which provides an indicated range of the Company’s enterprise value.

As of December 31, 2011, management determined that it was probable that the Company’s equity would be acquired for cash on or about January 31, 2012, the initial expected closing date of the Merger, or the deemed liquidation event. Accordingly, management estimated the fair value of the aggregate equity of the Company based upon the estimated fair value of the aggregate closing merger consideration and the milestone payments, as defined in the Merger Agreement.

The weighted average cost of capital utilized in the Company’s valuation of the aggregate equity was 31%-33%, 29%-31% and 20%-25% in the years ended December 31, 2009, 2010 and 2011, respectively.

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

12. Income Taxes

The loss before income taxes was comprised as follows:

	Years ended December 31,
	2009	2010	2011
U.S.	$2,282,368	$10,198,584	$(430,261,403)
Foreign	(21,531,511)	(32,264,029)	(48,937,770)
	$(19,249,143)	$(22,065,445)	$(479,199,173)

The income tax provision is comprised as follows:

	Years ended December 31,
	2009	2010	2011
Current:
Federal	$—	$—	$197,452
State and Local	—	—	27,835
Foreign	—	—	9,817
	—	—	235,104
Deferred:
Federal	—	—	—
State and Local	—	—	—
Foreign	—	—	—
	—	—	—

Total	$—	$—	$235,104

The Company has incurred net operating losses since inception. The Company has not reflected any benefit of such net operating loss carry forwards and other available tax attributes in the accompanying consolidated financial statements and has recorded a full valuation allowance against its deferred tax assets.

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for accounting purposes and their tax bases for income tax purposes, and (b) operating losses, research and development expenditures and tax credit carry forwards.

The significant components of the Company’s deferred tax assets as of December 31, 2010 and 2011 are as follows:

(in U.S. dollars)	December 31,
	2010	2011
Deferred tax assets:
Net operating loss carryforwards	$20,700,000	$35,010,000
Investment tax credit carryforwards	2,200,000	2,290,000
Research and development expenditure carryforward	5,700,000	5,630,000
Property and equipment	700,000	960,000
Other	(70,000)	350,000
Total deferred tax assets	29,230,000	44,240,000
Valuation allowance	(29,230,000)	(44,240,000)
Net deferred tax assets (liabilities)	$—	$—

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

Reconciliation of the statutory income tax rates and effective tax rates for the years ended December 31, 2009, 2010 and 2011 is as follows:

	Years Ended December 31,
	2009	2010	2011
Canadian income tax rates	30.90%	29.90%	28.40%
Federal tax credit	0.75%	5.70%	0.02%
Change in statutory rate	(4.93)%	(4.37)%	(0.14)%
Non deductible expenses	8.40%	16.93%	(25.04)%
Expiration of tax attributes	(1.18)%	0.00%	0.00%
Other	0.53%	(1.03)%	0.24%
Change in valuation allowance	(34.47)%	(47.13)%	(3.54)%
Effective tax rates	0.00%	0.00%	(0.06)%

For the year ended December 31, 2011, the effective tax rate consists of US Federal, state and foreign income taxes.

Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carry forward period of these benefits. Because of the Company’s recent history of operating losses and the absence of any products ready for commercialization, management has concluded that it is not more likely than not that the deferred tax assets arising from the above-mentioned future tax benefits are to be realized and, accordingly, has recorded a full valuation allowance. The net valuation allowance increased by $11.6 million and $15.0 million for the years ended December 31, 2010 and 2011, respectively, and $44.2 million for the period from November 28, 1997 (date of inception) to December 31, 2011.

As indicated above, Enobia Pharma Inc. has Canadian unclaimed scientific research and experimental development tax expenditures for which no income tax benefits have been recognized and which are available to reduce future taxable income. These unclaimed expenditures amount to $16.3 million as of December 31, 2011 for Canadian federal income tax purposes and $26.7 million as of December 31, 2011 for Canadian provincial income tax purposes and may be carried forward indefinitely.

As of December 31, 2011, the Company has Canadian federal and provincial net operating loss carry forwards of approximately $124.0 million and $120.1 million, respectively, available to offset future taxable income. As of December 31, 2011, for Canadian federal income tax purposes, the Company has approximately $3.1 million of scientific research and experimental development investment tax credits. The net operating loss carry forwards and credits will expire at various dates beginning in 2012 through 2031 if not utilized.

As of December 31, 2011, the Company also has U.S. Federal and state net operating loss carry forwards of approximately $873,000 and $34.9 million, respectively, available to offset future taxable income. The U.S. Federal carry forward relates only to Enobia Pharma Corp., and will expire at various dates beginning in 2027 through 2031 if not utilized. The state carry forwards relate to the consolidated Company and will expire at various dates beginning in 2012 through 2031 if not utilized.

The Company is open to examination by one or more of the major taxing jurisdictions for tax years 2007 through 2011.

13. Employee Benefit Plans

The Company has a defined contribution pension plan for its eligible Canadian employees. Employees are eligible to participate in the plan beginning on the first day of the month following the date of hire. Under the terms of the plan, employees may make voluntary contributions equal to a percentage of compensation or of a fixed amount per pay

Enobia Pharma Corp.
(A Development Stage Company)

Notes to Consolidated Financial Statements
(in U.S. Dollars)

period; contributions by the Company to the plan are discretionary. The Company matched 100% of contributions up to 3% of the plan participant’s annual salary, which totaled $35,000, $55,000, $84,000 and $329,000 in the years ended December 31, 2009, 2010, 2011 and the period from November 28, 1997 (date of inception) to December 31, 2011, respectively.

The Company has a defined contribution 401(k) plan for its eligible U.S. employees. Employees are eligible to participate in the plan beginning on the first day of the month following the date of hire. Under the terms of the plan, employees may make voluntary contributions equal to a percentage of compensation or of a fixed amount per pay period; contributions by the Company to the plan are discretionary. The Company matched 100% of a plan member’s contributions up to 3% of the plan member’s annual salary, which totaled $35,000, $36,000, $86,000 and $180,000 in the years ended December 31, 2009, 2010, 2011 and the period from November 28, 1997 (date of inception) to December 31, 2011, respectively.

14. Subsequent Events

On December 28, 2011, Enobia Pharma Corp. signed a Merger Agreement with Alexion, a Delaware corporation, and EMRD, a Delaware corporation and subsidiary of Alexion pursuant to which Alexion agreed to acquire 100% of the capital stock of the Company.

As consideration for the Merger, which was completed on February 7, 2012, Alexion made an upfront cash payment of $610.0 million. Additional contingent payments of up to $470.0 million would be due upon reaching various regulatory and sales milestones.

Upon consummation of the Merger, all outstanding and vested options to purchase common stock were cancelled and the holders of such options received for each common stock equivalent (i) the closing per option consideration, as defined in the Merger Agreement, and (ii) a right to the portion of additional contingent payment allocated to such Company options, as defined in the Merger Agreement, upon the achievement of certain regulatory and sales milestones.

As of January 31, 2012, the Company had not called the second tranche of common stock issuable under the Common Stock Agreement and the second tranche of debt under the Loan and Security Agreement (see Note 7). Therefore, they were forfeited pursuant to the respective agreements.

On February 1, 2012, the Company exercised its Option with Salk and paid $1.0 million to convert the License to a royalty-free, fully paid-up license (see Note 10).

On February 7, 2012, simultaneous with the closing of the Merger, the Company repaid the remaining balance of principal, plus accrued interest of approximately $10.1 million, plus a prepayment fee of $300,000, due under the Company’s Loan and Security Agreement (see Note 7).

On February 9, 2012, Enobia Pharma Inc. changed its name to Alexion Montreal Corp.

On March 30, 2012, Enobia Pharma Corp. was dissolved and liquidated into API Emerald Holding ULC. As a result, API Emerald Holding ULC assumed ownership of the remaining assets on the balance sheet of Enobia Pharma Corp., which included other taxes receivable and software costs.